Exhibit 10.23

TWITTER, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved December 4, 2013.

Twitter, Inc. (the “Company”) believes that the granting of equity and cash compensation to members of its Board of Directors (the “Board,” and members of the Board, “Directors”) represents an important tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”).  This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding compensation to its Outside Directors.

Outside Directors who join the Board after December 1, 2013 and Outside Directors who do not hold unvested equity awards with respect to shares of Company common stock as of December 2, 2013 will be Eligible Outside Directors as of December 1, 2013.  As of the date of each Annual Meeting, Outside Directors who were Outside Directors, but who were not Eligible Outside Directors, on December 1, 2013 will be Eligible Outside Directors for purposes of the Annual Award on the date of the Annual Meeting that occurs within 12 months prior to the date that they will be fully vested in the equity awards with respect to shares of Company common stock held as of December 1, 2013.  The individuals referred to in the prior sentence will be Eligible Outside Directors with respect to cash compensation in the first month after they are fully vested in the equity awards with respect to shares of Company common stock held as of December 1, 2013..  Unless otherwise defined herein, capitalized term(s) used in this Policy will have the meaning(s) given such term(s) in the Company’s 2013 Equity Incentive Plan (the “Plan”).  Each Eligible Outside Director will be solely responsible for any tax obligations incurred by such Eligible Outside Director as a result of any payments such Eligible Outside Director receives under this Policy.

Annual Cash Compensation

Cash Retainer

Each Eligible Outside Director will be paid a quarterly cash retainer of $12,500 in arrears on a pro-rata basis based on the number of complete months during the prior quarter that the individual was an Eligible Outside Director.  There are no per meeting attendance fees for attending Board meetings.

Audit Committee

In addition, quarterly compensation for Eligible Outside Directors who serve on the Audit Committee is:

Chairman of Committee:	$7,500

Committee Members	$2,500

There are no per meeting attendance fees for attending Audit Committee meetings. Cash amounts will be paid quarterly in arrears on a pro-rata basis based on the number of complete months during the prior quarter that the individual was an Eligible Outside Director and served on the Audit Committee.

Compensation Committee

In addition, quarterly compensation for Eligible Outside Directors who serve on the Compensation Committee is:

Chairman of Committee:	$5,000

Committee Members	$2,500

There are no per meeting attendance fees for attending Compensation Committee meetings. Cash amounts will be paid quarterly in arrears on a pro-rata basis based on the number of complete months during the prior quarter that the individual was an Eligible Outside Director and served on the Compensation Committee.

Nominating and Corporate Governance Committee

In addition, quarterly compensation for Eligible Outside Directors who serve on the Nominating and Corporate Governance Committee is:

Chairman of Committee:	$3,750

Committee Members:	$2,500

There are no per meeting attendance fees for attending Nominating and Corporate Governance Committee meetings. Cash amounts will be paid quarterly in arrears on a pro-rata basis based on the number of complete months during the prior quarter that the individual was an Eligible Outside Director and served on the Nominating and Governance Committee.

Annual Equity Award

On the date of each annual meeting of stockholders (“Annual Meeting”), each Eligible Outside Director automatically will be granted an award of Restricted Stock Units under the Plan having a Value equal to $225,000 with the number of Shares determined based on that Value rounded down (an “Annual Award”).  Each Annual Award granted to an Eligible Outside Director pursuant to this Policy will be made in accordance with the following provisions:

(a)         No Discretion.  No person will have any discretion to select which Eligible Outside Directors will be granted Annual Awards under this Policy.  In addition, no person will have any discretion to determine the number of Restricted Stock Units or Shares covered by such Award, other than with respect to elections to received additional Restricted Stock Units instead of cash.

(b)         Value.  For purposes of this Policy, “Value” means the fair value for financial accounting purposes on the grant date of such Annual Award.

(c)         Vesting Schedule.  Each Annual Award will vest in quarterly installments beginning on the first quarter following the grant date (on the same day of the month as the grant date), but will vest fully on the date of the next annual meeting of the stockholders of the Company held after the date of grant if not fully vested on such date, in each case, provided that the Eligible Outside Director continues to serve as a Service Provider through the vesting date.  Annual Awards will be settled, as applicable, as soon as practicable following each vesting date.

(d)         Limitations.  If, as of the date of an Annual Meeting, an Eligible Outside Director holds an equity award to acquire shares of Company common stock that is unvested, the Value of the Annual Award granted at that Annual Meeting will be reduced to equal the product of: $225,000 * ((1-Number of Months Until the Equity Award is Fully Vested)/12).

Election to Receive Cash Fees in Stock

An Eligible Outside Director may elect to receive any cash fees that he or she would otherwise be entitled to under this Policy in the form of additional Restricted Stock Units. If an Eligible Outside Director chooses to make such an election it must be made no later than two weeks prior to the date of the Annual Meeting on which the Annual Award will be granted and the Value of the Annual Award (determined after applying any reduction by application of subsection (d) above) will be increased by the amount of fees that would have otherwise been paid in cash.  The election shall be made in accordance with the practices and procedures determined by the Compensation Committee, in its sole discretion.

General

Notwithstanding anything to the contrary, no Awards made in equity may exceed the limitations set forth in Section 11 of the Plan.

The Compensation Committee in its discretion may change and otherwise revise the terms of Annual Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Annual Awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

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